                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------

                                 SCHEDULE 14D-9

                     Solicitation/Recommendation Statement
                          under Section 14(d)4 of the
                        Securities Exchange Act of 1934
                            ------------------------

                           ROBERTSON-CECO CORPORATION
                           (Name of Subject Company)

                           ROBERTSON-CECO CORPORATION
                      (Name of Person(s) Filing Statement)
                           -------------------------

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)
                            ------------------------

                                   770539203
                     (CUSIP Number of Class of Securities)
                            ------------------------

                                E.A. Roskovensky
                                   President
                           Robertson-Ceco Corporation
                             5000 Executive Parkway
                                   Suite 425
                          San Ramon, California 94583
                                 (925) 543-7599

      (Name, address, and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)
                           -------------------------

                                   Copies to:

Stephen R. Rusmisel, Esq.                             Helen R. Friedli, P.C.
Winthrop, Stimson, Putnam & Roberts                   McDermott, Will & Emery
One Battery Park Plaza                                227 West Monroe Street
New York, New York 10004                              Chicago, Illinois 60606
(212) 858-1000                                        (312) 372-2000



[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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Item 9. Exhibits



Exhibit No.             Description
---------------------   -----------


(a)(5)                  Press Release dated April 20, 2000.



------------------------


                                   Signature

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                       ROBERTSON-CECO CORPORATION


                                       By: -------------------------
                                       Name: E.A. Roskovensky
                                       Title: President